Exhibit 99.1

Investor Contact: Larry P. Kromidas

618-258-3206

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES FIRST QUARTER 2007 EARNINGS

AND PENSION PLAN ACTIONS

CLAYTON, MO, April 26, 2007 – Olin Corporation (NYSE: OLN) announced today that its sales for the first quarter of 2007 were $765.7 million, compared to $725.1 million in the first quarter of 2006. Net income in the first quarter of 2007 was $23.1 million, or $0.31 per diluted share, compared to $33.7 million, or $0.47 per diluted share, in the first quarter of 2006.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer, said, “Winchester’s first quarter pretax earnings of $8.1 million are double the first quarter of 2006 earnings and represent the best first quarter ever for the Winchester business. These results reflect the combination of improved volumes and improved pricing. Earnings of our Chlor Alkali and Metals businesses declined as both faced difficult operating environments during the first two months of the first quarter.

During the quarter we experienced unplanned outages at each of our Chlor Alkali plants that impacted shipment levels and reduced Chlor Alkali pretax earnings by approximately $5 million. These outages were primarily utility related and were resolved by mid March. Volumes in our Metals businesses declined by 13% compared to the first quarter of 2006, due to declines in shipments to automotive, electronics, and building products customers. These reduced activity levels did allow us to accelerate our planned Metals inventory reduction program, and as a result, first quarter 2007 results included a $5.3 million LIFO inventory liquidation gain. First quarter 2006 results included a $13.5 million LIFO inventory liquidation gain.”

In the second quarter of 2007, Olin expects earnings to be in the $0.35 per diluted share range, which includes approximately $5.0 million of additional inventory liquidation gains resulting from planned inventory reductions in Metals. Chlor Alkali expects improved volumes compared to the first quarter from operating rates which are expected to be in the mid-90% range and higher pricing as announced caustic soda price increases flow through our contracts, offset in part by seasonally weaker results from Winchester. Metals earnings are expected to be comparable to the first quarter.

SEGMENT REPORTING

We define segment results as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non- consolidated affiliates in the segment results, consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the first quarter of 2007 were $155.3 million, compared to $173.7 million in the first quarter of 2006. The decrease reflects the combination of a 15% decline in chlorine and caustic soda prices and a 4% decline in chlorine and caustic soda volumes. Chlor Alkali segment income during the quarter was $43.2 million, compared to $73.9 million in the first quarter of 2006. The lower level of income reflects the impact of the lower prices, lower volumes, and the impact of higher electricity and distribution costs.

METALS

Metals first quarter 2007 sales were $510.2 million, compared to $461.4 million in the first quarter of 2006. Higher metal values more than offset the impact of lower sales volumes. The average price of copper increased 20% from $2.25 per pound in the first quarter of 2006 to $2.70 per pound in the first quarter of 2007, and the average price of zinc increased 54% from $1.02 per pound to $1.57 per pound. Metals volumes declined 13%, reflecting a 12% decline in the strip business and a 15% decline in the rod business. Automotive, electronics, building products, and ammunition shipments decreased 31%, 18%, 15%, and 6%, respectively, while coinage shipments increased 1%. Metals segment income during the quarter was $9.9 million, which includes a $5.3 million LIFO inventory liquidation gain associated with an ongoing inventory reduction program in the strip business. Metals segment income during the first quarter of 2006 was $20.5 million, which included a $13.5 million LIFO inventory liquidation gain associated with the closure of the Waterbury Rolling Mills operations. Metals earnings were negatively impacted during the first quarter of 2007 by the lower sales volumes which more than offset improved selling prices.

WINCHESTER

Winchester first quarter 2007 sales were $100.2 million, compared with $90.0 million in the first quarter of 2006. The combination of higher selling prices and higher volumes were responsible for the increase. Winchester segment income in the first quarter was $8.1 million, compared to $3.9 million in the first quarter of 2006. The favorable impact of increased selling prices and higher volumes was partially offset by the continued increase in commodity metal prices, especially lead, during the quarter.

CORPORATE AND OTHER COSTS

For the first quarter of 2007, pension expense included in the corporate and other segment was $1.5 million, compared to $3.4 million in the first quarter of 2006. The decrease reflects the impact of the $80 million voluntary contribution made in September of 2006, a 25 basis point increase in the discount rate and favorable 2006 investment returns. On a total company basis, pension expense for the three months ended March 31, 2007 was $7.4 million, compared to $9.7 million in 2006.

First quarter 2007 charges to income for environmental investigatory and remedial activities were $6.1 million, compared to $4.9 million in 2006. These charges relate primarily to investigatory and remedial activities associated with former waste disposal sites and past manufacturing operations.

During the first quarter of 2007, other corporate and unallocated costs were $17.7 million, compared to $18.7 million in the first quarter of 2006. Management incentive costs and legal and legal-related expenses both declined during the period.

PENSION

During the second quarter Olin intends to make a $100 million voluntary contribution to its defined benefit pension plan. In addition, the asset investment policy for the plan will be adjusted to insulate the plan from discount rate risk. Based on the combination of these actions, it is likely that the defined benefit pension plan will meet the full funding requirements of the Pension Protection Act of 2006 without any additional contributions. The contribution will be accretive to earnings beginning in the second quarter and will be fully tax deductible against 2006 income.

DIVIDEND

Today, Olin’s board of directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on June 11, 2007 to shareholders of record at the close of business May 10, 2007. This is the 322nd consecutive dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The company’s first quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Friday, April 27. The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer, and John E. Fischer, Olin’s Vice President and Chief Financial Officer. Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com. Listeners should log on to the website at least 5 minutes before the call. The call will also be audio archived on the Olin website for future replay. A text of the prepared remarks from the conference call will be available on the website in the Investor section.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Metals, and Winchester. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel and aluminum strip. Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006, include, but are not limited to, the following:

•

sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper and the migration by United States customers to low-cost foreign locations;

•

the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	higher-than-expected raw material, energy, transportation, and/or logistics costs;

•	unexpected litigation outcomes;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities; and

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2007 – 08

Olin Corporation

Consolidated Statements of Income (a)

	Three Months Ended March 31,
(In millions, except per share amounts)	2007	2006
Sales	$765.7	$725.1
Operating Expenses:
Cost of Goods Sold (exclusive of the LIFO inventory liquidation gain, shown below)	700.9	632.4
LIFO Inventory Liquidation Gains (b)	5.3	13.5
Selling and Administration	41.2	45.8
Research and Development	1.1	1.2
Restructuring Charge (c)	—	15.7

Operating Income	27.8	43.5
Earnings of Non-consolidated Affiliates	8.1	12.1
Interest Expense	5.0	5.1
Interest Income	3.5	3.0
Other Income	0.1	0.9

Income before Taxes	34.5	54.4
Income Tax Provision	11.4	20.7

Net Income	$23.1	$33.7

Net Income Per Common Share:
Basic	$0.31	$0.47
Diluted	$0.31	$0.47

Dividends Per Common Share	$0.20	$0.20

Average Common Shares Outstanding - Diluted	73.8	72.4

(a)	Unaudited.
(b)	The 2007 liquidation gain of $5.3 million is part of the Metals inventory reduction program, which has the objective of reducing inventory balances by 20% over the next two years. The 2006 liquidation gain of $13.5 million was associated with the closure of our Waterbury Rolling Mills operations as part of the 2006 Metals restructuring actions.
(c)	The three-month period ended March 31, 2006 reflects the 2006 Metals restructuring charge of $15.7 million.

Olin Corporation

Segment Information (a)

(In millions)

	Three Months Ended March 31,
	2007	2006
Sales:
Chlor Alkali Products	$155.3	$173.7
Metals	510.2	461.4
Winchester	100.2	90.0

Total Sales	$765.7	$725.1

Income before Taxes:
Chlor Alkali Products (b)	$43.2	$73.9
Metals (b) (c)	9.9	20.5
Winchester	8.1	3.9
Corporate/Other:
Pension Expense (d)	(1.5)	(3.4)
Environmental Provision	(6.1)	(4.9)
Other Corporate and Unallocated Costs	(17.7)	(18.7)
Restructuring Charge (e)	—	(15.7)
Interest Expense	(5.0)	(5.1)
Interest Income	3.5	3.0
Other Income	0.1	0.9

Income before Taxes	$34.5	$54.4

(a)	Unaudited.
(b)	Earnings of non-consolidated affiliates are included in the segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates, by segment, are as follows:

	Three Months Ended March 31,
	2007	2006
Chlor Alkali Products	$8.1	$11.9
Metals	—	0.2

Earnings of Non-consolidated Affiliates	$8.1	$12.1

(c)	Metals segment income for the three-month period ended March 31, 2007 includes a LIFO inventory liquidation gain of $5.3 million as part of the Metals inventory reduction program, which has the objective of reducing inventory balances by 20% over the next two years. Metals segment income for the three-month period ended March 31, 2006 included a LIFO inventory liquidation gain of $13.5 million related to the closure of our Waterbury Rolling Mills operations as part of the 2006 Metals restructuring actions.
(d)	The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.
(e)	The three-month period ended March 31, 2006 reflects the 2006 Metals restructuring charge of $15.7 million.

Olin Corporation

Consolidated Balance Sheets (a)

(In millions, except per share data)

March 31,	2007	2006
Assets:
Cash & Cash Equivalents	$256.2	$206.0
Short-Term Investments	26.6	50.0
Accounts Receivable, Net	369.4	376.6
Inventories	255.6	253.6
Current Deferred Income Taxes	9.3	10.2
Other Current Assets	26.8	15.0

Total Current Assets	943.9	911.4
Property, Plant and Equipment
(Less Accumulated Depreciation of $1,420.9 and $1,399.3)	465.6	479.0
Prepaid Pension Costs	—	248.3
Deferred Income Taxes	137.6	84.8
Other Assets	42.1	30.2
Goodwill	75.9	75.1

Total Assets	$1,665.1	$1,828.8

Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$8.3	$1.7
Accounts Payable	188.7	160.1
Income Taxes Payable	15.6	36.8
Accrued Liabilities	189.0	177.7

Total Current Liabilities	401.6	376.3
Long-Term Debt	245.0	253.3
Accrued Pension Liability	239.8	557.8
Other Liabilities	222.7	186.1

Total Liabilities	1,109.1	1,373.5

Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 73.7 Shares (72.2 in 2006)	73.7	72.2
Additional Paid-In Capital	725.5	693.8
Accumulated Other Comprehensive Loss	(318.4)	(305.3)
Retained Earnings (Accumulated Deficit)	75.2	(5.4)

Total Shareholders' Equity	556.0	455.3

Total Liabilities and Shareholders' Equity	$1,665.1	$1,828.8

(a)	Unaudited.

Olin Corporation

Consolidated Statements of Cash Flows (a)

(In millions)

Three Months Ended March 31,	2007	2006
Operating Activities:
Net Income	$23.1	$33.7
Earnings of Non-consolidated Affiliates	(8.1)	(12.1)
Stock-Based Compensation	1.1	1.2
Depreciation and Amortization	17.6	17.4
LIFO Inventory Liquidation Gain	(5.3)	(13.5)
Deferred Taxes	(4.0)	(8.7)
Qualified Pension Plan Expense	6.0	8.3
Common Stock Issued Under Employee Benefit Plans	0.8	0.9
Changes in:
Receivables	(30.8)	(81.6)
Inventories	13.0	22.5
Other Current Assets	5.2	(2.9)
Accounts Payable and Accrued Liabilities	(25.2)	(4.8)
Income Taxes Payable	13.8	12.9
Other Assets	1.4	5.3
Other Noncurrent Liabilities	3.0	(8.2)
Other Operating Activities	0.8	(1.2)

Net Operating Activities	12.4	(30.8)

Investing Activities:
Capital Expenditures	(13.5)	(14.2)
Proceeds from Disposition of Property, Plant and Equipment	0.2	—
Purchase of Short-Term Investments	—	(50.0)
Proceeds from Sale of Short-Term Investments	50.0	—
Proceeds from Sale/Leaseback of Equipment	14.8	—
Distributions from Affiliated Companies, Net	2.8	5.9
Other Investing Activities	(0.4)	0.1

Net Investing Activities	53.9	(58.2)

Financing Activities:
Long-Term Debt Repayments	(1.1)	(0.5)
Issuance of Common Stock	5.9	2.3
Stock Options Exercised	—	3.3
Excess Tax Benefits from Stock Options Exercised	—	0.5
Dividends Paid	(14.7)	(14.4)
Other Financing Activities	—	0.1

Net Financing Activities	(9.9)	(8.7)

Net Increase (Decrease) in Cash and Cash Equivalents	56.4	(97.7)
Cash and Cash Equivalents, Beginning of Year	199.8	303.7

Cash and Cash Equivalents, End of Period	$256.2	$206.0

(a)	Unaudited.